SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 2, 2006
           AQUANTIVE, INC.
(Exact name of registrant as specified in its charter)

Washington	0-29361	91-1819567

(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)
821 Second Avenue, 18th Floor, Seattle, Washington 98104

(Address of principal executive offices, including zip code)
(206) 816-8800

(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
On January 2, 2006, the Compensation Committee of the Board of Directors of aQuantive, Inc. (the “Company”) approved a retention stock option award and a retention restricted stock award to Brian McAndrews, the Company’s President and Chief Executive Officer. An aggregate of 200,000 shares of the Company’s common stock are subject to these awards, as described in more detail below. These awards were made in satisfaction of an agreement that the Company had entered into with Mr. McAndrews in March 2005, as described in a Form 8-K filed by the Company with the SEC on March 21, 2005.
Mr. McAndrews was awarded a nonqualified stock option to purchase 85,341 shares, and was awarded 114,659 shares of restricted stock. The option has a ten year term, and has an exercise price equal to the most recent closing price of the Company’s common stock on the date of grant, which was $25.24 per share. The stock option vests, and the restricted stock vests and is no longer subject to forfeiture, over a period of approximately five years, with the vesting significantly weighted to the later years in order to enhance the rentention value of these awards. Specifically, 5% of the options and of the restricted shares vest on March 18, 2006, and the remainder of each award vests at the annual rates of 5%, 10%, 15%, 25% and 40%, respectively, over the subsequent five years, such vesting to occur in quarterly installments throughout each respective year in this five year period.
The options and the restricted shares granted to Mr. McAndrews are subject to certain provisions of his employment agreement with the Company. In relevant part, that agreement provides that in the event Mr. McAndrews’ employment is terminated without cause or if he terminates his employment for good reason, among other things he is entitled to acceleration of a portion of any unvested stock option equal to the portion that would have vested during the one-year period immediately following the termination date (assuming no termination had occurred). In addition, upon a change of control, 50% of Mr. McAndrews’ unvested stock options immediately vest. The options and the restricted shares granted to Mr. McAndrews are also subject to provisions of the Company's 1999 Stock Incentive Compensation Plan that provide for acceleration of vesting upon certain conditions following a change of control.
Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

10.1	Restricted Stock Award Agreement between Brian McAndrews and aQuantive dated January 2, 2006

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
          Date: January 4, 2006

AQUANTIVE, INC.
By:	/s/ Linda A. Schoemaker
Name:	Linda A. Schoemaker
Title:	Senior Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Restricted Stock Award Agreement between Brian McAndrews and aQuantive, Inc. dated January 2, 2006